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                                                                     EXHIBIT 5.2

                         [LATHAM & WATKINS LETTERHEAD]

                                August 30, 2002


dj Orthopedics, LLC
DJ Orthopedics Capital Corporation
2985 Scott Street
Vista, California 92083

               Re: Post-Effective Amendment No. 1 to Registration Statement No. 333-74998; $100,000,000 Aggregate Principal Amount of 12 5/8% Senior Subordinated Notes due 2009

Ladies and Gentlemen:

               In connection with the registration of $100,000,000 aggregate principal amount of 12 5/8% Senior Subordinated Notes due 2009 (the "Securities") by dj Orthopedics, LLC, a Delaware limited liability company, and DJ Orthopedics Capital Corporation, a Delaware corporation (together, the "Issuers"), and the guarantees of the Securities (the "Guarantees") by dj Orthopedics, Inc., a Delaware corporation ("dj Orthopedics"), and dj Orthopedics Development Corporation, a Delaware corporation ("dj Development"), under the Securities Act of 1933, as amended (the "Act"), on Post-Effective Amendment No. 1 to Form S-1 (File No. 333-74998) filed with the Securities and Exchange Commission on August 30, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Securities and the guarantee of the Securities by dj Orthopedics were issued pursuant to an indenture (the "Indenture") dated as of June 30, 1999 by and among the Issuers, dj Orthopedics, as successor to DonJoy, L.L.C., and The Bank of New York, as Trustee (the "Trustee"). The guarantee of the Securities by dj Development was issued pursuant to the First Supplemental Indenture (the "Supplemental Indenture"), dated as of May 13, 2002, by and among the Issuers, dj Development, dj Orthopedics and the Trustee.

               In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by dj Development in connection with the authorization and issuance of its Guarantee. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.
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dj Orthopedics, LLC
DJ Orthopedics Capital Corporation
August 30, 2002
Page 2

               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

               We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

               Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Guarantee by dj Development has been duly authorized by all necessary corporate action of dj Development and is the legally valid and binding obligation of dj Development, enforceable against dj Development in accordance with its terms.

               The opinions rendered above relating to the enforceability of the Guarantee by dj Development are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

               We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of dj Development under the Supplemental Indenture or the Guarantee of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor
Law) relating to fraudulent transfers and obligations.

               To the extent that the obligations of dj Development under the Supplemental Indenture and the Indenture may be dependent upon such matters, we assume for purposes of this opinion that: (i) all parties to the Supplemental Indenture and the Indenture are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) all parties to the Supplemental Indenture and the Indenture have the requisite organizational and legal power and authority to perform their respective obligations under such agreements; (iii) the Indenture has been duly authorized, executed and delivered by all parties to such agreement and constitutes the legally valid, binding and enforceable obligation of such parties enforceable against such parties in accordance with its terms; (iv) the Supplemental Indenture has been duly authorized, executed and delivered by all parties to such agreement other than dj Development and constitutes the legally valid, binding and enforceable obligation of such parties enforceable against such parties in accordance with its terms; (v) the Trustee is duly qualified to engage in the activities contemplated by the Supplemental Indenture and the Indenture; and (vi) the Trustee is in compliance, generally and with respect to acting as a trustee under the Supplemental Indenture and the Indenture, with all applicable laws and regulations.




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dj Orthopedics, LLC
DJ Orthopedics Capital Corporation
August 30, 2002
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               We consent to your filing this opinion as an exhibit to the
Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                            Very truly yours,

                                            /s/ Latham & Watkins




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